Exhibit 4.2

2003 STOCK BONUS PLAN

1.     Purposes of the Plan.

        The purpose of this Stock Bonus Plan (the “Plan”) is to assist Arrhythmia Research Technology, Inc., a Delaware corporation (the “Corporation”), and its subsidiary, Micron Products, Inc. in attracting and retaining the services of key employees and certain officers, and to secure for the Corporation and its subsidiary the benefits of the incentive inherent in ownership of the Corporation’s equity securities by parties who are responsible for the continuing growth and success of the Corporation and its subsidiary.

2.     Shares Subject to the Plan.

        Subject to the provisions of Section 7 of the Plan, an aggregate of 3,000 (Three Thousand) shares of Common Stock, par value $.01 per share, of the Corporation (“Common Stock”), are available for the issuance under the Plan as compensation for services to the Corporation (“Bonus Stock”).

        The shares to be issued as Bonus Stock under the Plan may be authorized but unissued shares of Common Stock or issued shares of Common Stock which are held in the treasury of the Corporation.

3.     Term of the Plan.

        Subject to the provisions of Section 9 of the Plan, the Plan shall commence effective as of December 13, 2003, and Bonus Stock awarded under the Plan must be issued as of a date not later than December 31, 2003.

4.     Administration of the Plan.

        The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Compensation Committee shall recommend to the Board of Directors for approval the grant of stock bonuses to eligible employees of the Corporation and its subsidiary. Any action of the Committee may be taken by a written instrument signed by a majority of the members of the Committee then in office.

        Subject to the express provisions of the Plan, the Compensation Committee shall have the authority, in its discretion to: (i) construe and interpret the terms of the Plan; (ii) establish, amend and rescind rules and regulations for the administration of the Plan; and (iii) make all other determinations necessary or advisable for administering the Plan. The determinations of the Committee and the Board of Directors, on the matters referred to in this Section 4 shall be final and conclusive.

5.     Eligibility and Selection.

        The Board of Directors shall have sole and absolute discretion to authorize the issuance of Bonus Stock under the Plan to reward employees for services rendered or to be rendered to or for the benefit of the Corporation, or its subsidiary (the grant of Bonus Stock under this Plan shall be referred to as a “Bonus Stock Award”). The Board of Directors shall determine the parties to receive Bonus Stock, the time when they shall receive such awards, the number of shares to be issued, and the time, terms and conditions of the issuance of any such shares.

        The Board of Directors have determined that, Bonus Stock Awards shall be made as follows: (i) one-third of year end bonuses to salaried employees shall be in the form of Bonus Stock, the shares will be valued at a 30 trading day average of the high and low price; and (ii) hourly employees shall receive a cash year end bonus based upon years of service and contribution to the Company as well as 10 shares in the form of Bonus Stock.

        A party may not receive more than one Bonus Stock Award under the Plan.

6.     Bonus Stock Awards.

    (a)        The Board of Directors shall determine for each party chosen to participate in the Plan (“Participant”), the number of shares of Common Stock to be covered by each Bonus Stock Award.

    (b)        The Committee and the Board of Directors shall determine the terms, conditions and restrictions, if any, to which such Bonus Stock or its issuance will be subject. Any restrictions imposed shall be evidenced by a written agreement executed by the Participant. Such agreement shall also include any terms and conditions required by applicable securities laws.

    (c)        No Participant shall receive a Bonus Stock Award nor shall any Bonus Stock be deemed to have been issued to any Participant prior to 7:00 PM on December 18, 2003.

    (d)        The Corporation shall deliver to the Participant on the date specified, or as soon thereafter as is practicable, the number of shares of Common Stock specified in such Participant’s Bonus Stock Award, subject to and in accordance with the Bonus Stock Award.

    (e)        Bonus Stock Awards shall not be transferable other than by the last will and testament of the holder of the Bonus Stock Award or the applicable laws of descent and distribution. Bonus Stock Awards may not be assigned, sold, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) except to the extent expressly provided for in the Plan and shall not be subject to execution, attachment or similar process.

    (f)        Participants may not sell, pledge, assign or other wise transfer any shares of Bonus Stock (or any interest therein) prior to receipt of a stock certificate or certificates evidencing such shares.

7.     Dilution and Other Adjustments.

        In the event of any change in the outstanding Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, reorganization, combination or exchange of shares of Common Stock, or other similar corporate change, the Committee and the Board of Directors shall make such adjustments as they, in their absolute discretion, deem equitable in the number of kind of shares of Common Stock authorized by the Plan and, with respect to outstanding shares of Common Stock covered by Stock Bonus Awards but not yet issued, in the number of kind of stock covered by Stock Bonus Awards made under the Plan.

8.     Agreement by Participant Regarding Withholding Taxes.

        Each Participant agrees that the Corporation, to the extent permitted or required by law, shall deduct from any cash bonus due to the Participant and/or from any Bonus Stock Award a sufficient amount of cash or a sufficient number of shares due to the Participant to allow the Corporation to pay federal, state and local taxes of any kind required by law to be withheld upon payment of such Bonus Stock Award. The Corporation shall not be obligated to advise any Participant of the existence of any tax or the amount which the Corporation will be so required to withhold.

9.     Termination and Amendment of the Plan.

        Unless sooner terminated, as hereinafter provided, this Plan shall terminate at 11:59 p.m. on December 31, 2003, and no Bonus Stock shall be granted hereunder after that date. The Board of Directors may terminate or amend this Plan at any time without notice, or make such modifications of this Plan as it shall deem advisable. No termination, amendment or modification of the Plan may adversely affect the rights of any party to whom a Bonus Stock Award has been made without such party’s consent.

10. Indemnification.

        In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee and the Board of Directors shall be indemnified by the Corporation against the reasonable expenses, including attorney’s fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Bonus Stock Award granted thereunder, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudicated in such action, suit or proceeding that such Committee member or director, as the case may be, is liable for negligence or misconduct in the performance of his duties; provided that within 10 days after institution of any such action, suit, or proceeding a Committee member or director, as the case may be, shall offer the Corporation in writing the opportunity, at its own expense, to handle and defend the same.

11. General Provisions.

    (a)        If shares of Bonus Stock are issued to Participants when there is no registration statement in effect under the Securities Act relating to such shares, the shares may be issued to the Participant only if the Participant represents and warrants in writing to the Corporation that the shares purchased are being acquired for investment and not with a view to the distribution thereof and provides the Corporation with such additional information and assurances which, in the view of the Corporation and its counsel, are sufficient to establish an exemption from the registration requirements of the Securities Act and all other applicable securities laws

    (b)        Nothing contained in the Plan shall prevent the Board of Directors from adopting such other or additional bonus, award, incentive or similar arrangements as it may deem desirable, including, but not limited to, the granting of stock options and the awarding of stock otherwise than under the Plan; and such arrangements may be either generally applicable or applicable only in specific cases.

    (c)        Nothing contained in the Plan or in any grant hereunder shall be deemed to confer upon any employee of the Corporation or the subsidiary any right to continued employment with the Corporation or the subsidiary, nor shall it interfere in any way with the right of the Corporation or the subsidiary to terminate or modify the employment of any of its employees at any time.

    (d)        The Plan and all grants made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to choice of law provisions).